Exhibit 5.2

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, April 29, 2013

Dear Sirs,

TELEFÓNICA EMISIONES, S.A.U.

US$ 1,250,000,000 3.192 % Fixed Rate Senior Notes due 2018

US$ 750,000,000 4.570 % Fixed Rate Senior Notes due 2023

guaranteed by TELEFÓNICA, S.A.

We have acted as Spanish counsel to Telefónica, S.A. (the “Guarantor”) and Telefónica Emisiones, S.A.U. (the “Company”), for purposes, among others, of issuing a legal opinion addressed to you in connection with the issuance by the Company of US$ 1,250,000,000 aggregate principal amount of its 3.192 % Fixed Rate Senior Notes due 2018 (the “3.192 % Fixed Rate Senior Notes”) and US$ 750,000,000 aggregate principal amount of its 4.570 % Fixed Rate Senior Notes due 2023 (the “4.570 % Fixed Rate Senior Notes” and, together with the 2018 % Fixed Rate Senior Notes, the “Notes”). The Notes will be unconditionally and irrevocably guaranteed by the Guarantor. We have taken instructions solely from the Company and the Guarantor.

A.	Documents reviewed

In arriving at our opinions, we have reviewed the following documents:

(a)	a copy of the global notes dated April 29, 2013 evidencing the Notes and a copy of the guarantee dated April 29, 2013, executed and delivered by the Guarantor and endorsed on each security certificate representing the Notes (the “Guarantee”);

(b)	a copy of the public deed of issue of the Notes (escritura de emisión) executed on April 18, 2013, before the Notary Public of Madrid Mr. José Miguel García Lombardía under number 1,947 of his official records (the “Public Deed of Issuance”);

(c)	a copy of the announcement related to the issue of the Notes published in the Official Bulletin of the Commercial Registry (Boletín Oficial del Registro Mercantil) on April 22, 2013;

(d)	a copy of the Registration Statement on form F-3 registered with the United States Securities and Exchange Commission (including the base prospectus attached thereto) dated May 22, 2012, with file number 333-181576 (the “Registration Statement”);

(e)	a copy of the preliminary prospectus supplement dated April 17, 2013, filed with the United States Securities and Exchange Commission on April 17, 2013;

(f)	a copy of the final prospectus supplement relating to the offering of the Notes dated April 17, 2013, filed with the United States Securities and Exchange Commission on April 18, 2013 (the “Prospectus Supplement”);

(g)	a copy of the indenture dated as of May 22, 2012, among the Company, the Guarantor and The Bank of New York Mellon (the “Indenture”);

(h)	a copy of the supplemental indentures, one with respect to the 3.192 % Fixed Rate Senior Notes and one with respect to the 4.570 % Fixed Rate Senior Notes, each dated as of April 29, 2013, among the Company, the Guarantor and The Bank of New York Mellon (collectively, the “Supplemental Indentures”);

(i)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to the Company and the Guarantor on April 26, 2013;

(j)	a copy of the articles of association (estatutos) of the Guarantor, as publicly available at the web page of the Guarantor (www.telefonica.com) on April 26, 2013;

(k)	a certification with respect to the Guarantor regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Madrid on April 1, 2013 and a literal certification with respect to the Company issued by the Commercial Registry of Madrid on April 1, 2013;

(l)	a copy of forms PE-1 (declaración de préstamos y créditos exteriores) (one with respect to each of the 3.192 % Fixed Rate Senior Notes and the 4.570 % Fixed Rate Senior Notes), each dated April 19, 2013;

(m)	a copy of a certification of certain resolutions approved by the General Shareholders’ Meeting of the Guarantor on June 2, 2010;

(n)	a copy of a certification of certain resolutions approved by the Board of Directors of the Guarantor at its meeting held on September 28, 2010;

(o)	a copy of a certification of certain resolutions approved by the Executive Commission of the Guarantor at its meeting held on March 21, 2012; and

(p)	a copy of a certification of certain resolutions adopted by the Guarantor as sole shareholder (accionista único) of the Company on May 9, 2012.

The Indenture, the Supplemental Indentures, the Notes and the Guarantee will be hereinafter collectively referred to as the “Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	all signatures, stamps and seals in the documents reviewed are genuine;

(b)	the original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals;

(c)	the drafts of the documents reviewed are the same as the documents finally subscribed and approved;

(d)	all the parties to the Documents (other than the Guarantor and the Company) were duly incorporated and validly exist under the laws of their respective countries of incorporation;

(e)	all the parties (other than the Guarantor and the Company) have the power and authority to execute, and have duly executed, the Documents and that such execution will bind such parties (other than the Guarantor and the Company) and that the performance thereof is within the capacity and powers of each of the parties thereto (other than the Guarantor and the Company);

(f)	each person who signed the Documents on behalf of the Guarantor or the Company had the legal capacity (capacidad de obrar) to do so at the time;

(g)	the Documents have been executed and delivered by Mr. Ángel Vilá Boix, Mr. Miguel Escrig Meliá or Mr. Eduardo José Álvarez Gómez on behalf of the Guarantor and by Mr. Juan José Gómez Migueláñez or Mr. Eduardo José Álvarez Gómez, Joint and Several Directors of the Company (Administradores Solidarios), on behalf of the Company, and by each of the other parties thereto, in the form conforming to the final draft reviewed by us;

(h)	all the documents that should have been filed with the Commercial Registry of Madrid by the Guarantor and the Company had been filed on the date of our search, and subsequent to this no other documents have been submitted nor have any registrations taken place that could bear any relevance on the opinions expressed in this document. The content of the certifications issued by the Commercial Registry of Madrid in relation to the Guarantor and the Company, on April 1, 2013, respectively, and the online excerpts downloaded from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to the Guarantor and the Company on April 26, 2013, accurately reflects the entries in the relevant registry in relation to Guarantor and the Company. The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules;

(i)	the certifications reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings;

(j)	there are and there will be no contractual or other limitations that any of the parties are bound by and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between any of the parties to the Documents which fully or partially annul, modify or supersede the contents of such documents;

(k)	there are and there will be no decisions or resolutions adopted or passed by the corporate bodies of the Guarantor or the Company that revoke or amend the decisions and resolutions reviewed;

(l)	there are and there will be no factual circumstances that have not been disclosed to us and that could affect our conclusions;

(m)	the articles of association (estatutos sociales) of the Guarantor and the Company that we have reviewed are those in force on today’s date;

(n)	the Documents are legal, valid, binding and enforceable under the laws of the State of New York, and the obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy;

(o)	all the voting rights of the Company belong to the Guarantor and that the exclusive activity of the Company is the issuance of debt and other financial instruments;

(p)	the proceeds of the issuance of the Notes, net of management and issuance costs, will be permanently invested with the Guarantor and directly assigned to the risks and financial situation of the Guarantor and its consolidated group;

(q)	the obligations of the Guarantor under the Guarantee constitute, under the laws of the State of New York, an irrevocable and unconditional guarantee of the Guarantor, and under the Guarantee the holders of the Notes may enforce the Guarantee directly against the Guarantor, the obligations of the Guarantor are independent of the obligations of the Company and the Guarantor shall be liable as principal and sole debtor (garantía solidaria e irrevocable);

(r)	the Notes will not initially be offered or sold in Spain;

(s)	the Notes will be admitted to listing on an organized secondary market in an OECD country;

(t)	the Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by the Spanish law or by the law of another OECD country.

Where we have not independently verified facts material to the opinions, we have examined and relied on certifications issued by duly authorized representatives of the Guarantor and the Company.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to the Guarantor and the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

None of the Civil Code, the Commercial Code, any Spanish regulation or Spanish case law specifically regulate, address or provide information with respect to a transaction where a Spanish sociedad anónima carries out an issuance of debt instruments in the United States registered under the United States Securities Act of 1933 (the “Securities Act”) and pursuant to an indenture qualified under the United States Trust Indenture Act of 1939. Thus, the opinions included in this Section C are based on the existing opinions of scholars that have addressed such issues and on our interpretation of Spanish law.

In addition, the Public Deed of Issuance has been registered with the Commercial Registry of Madrid and pursuant to Article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil) there is a presumption of validity of the content of the Commercial Registry.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of the Guarantor and the Company was duly incorporated and validly exist as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

The Company has the necessary corporate power to issue the Notes.

The Guarantor has the necessary corporate power to execute the Guarantee.

3.	Due authorization

The issue of the Notes has been duly authorized by all necessary corporate action by the Company.

The execution of the Guarantee has been duly authorized by all necessary corporate action by the Guarantor.

D.	Qualifications

The opinions above are subject to the effects and outcome of transactions that may derive from insolvency or any other similar proceedings that affect creditors’ rights generally as well as to any principles of public policy (orden público);

This legal opinion is rendered to the addressees identified in this letter and in connection with the transactions described above. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement and under the caption “Validity of the Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully,

/s/ Rafael Sebastián